UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    SOHU.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 23, 2010

Dear Sohu.com Stockholders:

On April 30, 2010, we filed the Securities and Exchange Commission (the “SEC”) a proxy statement for Sohu.com Inc.’s annual meeting (the “Annual Meeting”) of stockholders, originally scheduled for Friday, June 18, 2010 at 10:00 AM Beijing time. Our stockholders voted at the Annual Meeting on that date to adjourn the meeting to Friday, July 2, 2010 at 10:00 AM Beijing time to allow time for stockholders to consider new information concerning Proposal III in the proxy statement: approval of our 2010 Stock Incentive Plan (the “Plan”).

On June 18, 2010 we filed with the SEC additional proxy materials, consisting of a letter from me to our stockholders (i) informing them of the adjourned date of the Annual Meeting and (ii) alerting them to the fact that a report published by RiskMetrics Group/ISS Proxy Advisory Services USA falsely states that repricing of options that have an exercise price above market value is permitted under the Plan, when in fact the Plan expressly prohibits such repricing (the express prohibition being set forth in Section 4(b)(vi) of the Plan).

On June 23, 2010, our Board of Directors (the “Board”) approved the amendment and restatement (the “Amended Plan”) of the Plan, for the sole purpose of revising Section 8(g) by adding the underlined language below, such that the provision will read in its entirety as follows:

(g) The Compensation Committee may at any time offer to buy out any Awards previously granted for a payment in cash or Shares, based on such terms and conditions as the Compensation Committee may establish, provided that the Company, without the approval of the Company’s stockholders, may not buy out any outstanding Option which, at the time of such buyout, has an exercise price per Share that is greater than the Fair Market Value at such time.

As stated above and in our additional proxy materials filed with the SEC on June 18, 2010, any repricing of outstanding options is already expressly prohibited by the Plan. The sole effect of the amendment approved by the Board will be to prohibit any purchase by Sohu of “underwater” options for cash or shares of common stock, without regard to whether such a purchase is treated as a repricing. While the Board believes that cash purchases could be beneficial to Sohu and our stockholders under certain circumstances by eliminating the overhang of underwater options, the Board expects that the likelihood of such circumstances arising is remote, and has approved the amendment as an inducement to stockholders to vote for the Plan.

Assuming approval of the Plan by our stockholders at the adjourned Annual Meeting, the Amended Plan will take effect immediately following approval of the Plan by stockholders. All votes “FOR” the Plan will be subject to the Amended Plan’s so taking effect.

A copy of the full Amended Plan, marked to show the change from the original plan, is being filed as Exhibit 10.1 to a Current Report on Form 8-K that we are filing today with the SEC. You may obtain a copy of the Form 8-K and the full Amended Plan at the SEC’s Web site, www.sec.gov, and at Sohu’s Web site, www.sohu.com, by following the link “About Sohu” at the bottom of the Sohu.com home page to “Investor Relations.”

Any vote “FOR” or “AGAINST” approval of the Plan will be counted as a vote “FOR” or “AGAINST” the Plan subject, in the case of a vote “FOR” the Plan, to the Amended Plan taking effect immediately following approval of the Plan at our Annual Meeting. Any stockholder who already voted on the Plan proposal and wishes to change his, her or its vote can do so by (i) properly delivering a proxy over the Internet or by telephone or, in the case of stockholders who ask for and receive paper copies of the proxy materials, by mail, (ii) delivering or mailing to Ms. Carol Yu, our Co-President and Chief Financial Officer, at Sohu.com Inc., Sohu.com Internet Plaza, No.1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China, an instrument revoking his, her or its previous proxy, by submitting an executed proxy bearing a later date prior to or as of July 2, 2010, the adjourned date of the Annual Meeting, or by (iii) attending the Annual Meeting and voting in person.

At the adjourned Annual Meeting, scheduled for July 2, 2010, we again are asking our stockholders to consider and act upon the following matters, as described in our proxy statement as supplemented by the additional proxy materials filed with the SEC on June 18, 2010 and this letter:

1)	To elect two directors, who shall serve for a two-year term or until their earlier death, resignation or removal;

2)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent auditors for the fiscal year ending December 31, 2010;

3)	To approve the Sohu.com Inc. 2010 Stock Incentive Plan, provided that a vote “FOR” the Plan will be subject to the Amended Plan’s taking effect immediately following stockholder approval of the Plan; and

4)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Sincerely,

/S/ CHARLES ZHANG
Charles Zhang
Chief Executive Officer